Exhibit 10.8

THIRD AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS THIRD AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is made this 24th day of May, 2013, effective May 24, 2013, by and between PINNACLE ENTERTAINMENT, INC., a Delaware corporation (the “Company”), and Virginia E. Shanks, an individual (“Executive”), with respect to the following facts and circumstances:

RECITALS

The Company and Executive entered into an Employment Agreement dated November 29, 2011, effective November 15, 2011 (the “Agreement”) with Executive having a base salary of Four Hundred Fifty Thousand Dollars ($450,000) per year.

On December 14, 2011, the Company and Executive entered into a First Amendment to the Agreement, which increased Executive’s base salary to Four Hundred Sixty-Five Thousand Dollars ($465,000) per year, effective January 1, 2012.

On May 21, 2013, the Company and Executive entered into a Second Amendment to the Agreement, which changed Executive’s title to Executive Vice President and Chief Administrative Officer and increased Executive’s base salary to Six Hundred Thousand Dollars ($600,000) per year, effective May 21, 2013.

The Company and Executive desire to amend the Agreement to correct a typographical error.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, the parties hereto agree as follows:

AMENDMENTS

1. Article 6, Section 6.4 of the Agreement (Termination for Good Reason) is hereby deleted in its entirety and replaced with the following new Article 6, Section 6.4:

“6.4 Termination by Executive for Good Reason. Executive may terminate her employment under this Agreement on thirty (30) days prior notice to the Company for good reason (“Good Reason”). For purposes of this Agreement, “Good Reason” shall mean and be limited to (i) a material breach of this Agreement by the Company (including without limitation the assignment to Executive of duties materially inconsistent with her status as Chief Administrative Officer of the Company), or any material reduction in the authority, duties or responsibilities of Executive; (ii) any relocation of her or its principal place of business outside the greater Las Vegas metropolitan area (without Executive’s consent); (iii) a material reduction by the Company in Executive’s then Base Salary or Bonus targets, a material reduction in other benefits (except as such benefits may be changed or reduced for other senior executives), or the failure by the Company to pay Executive any material portion of her current compensation when due; or (iv) following a Change in Control, (A) the failure of any acquiring or successor company, or, if the acquiring or successor company is a subsidiary of another company, the failure of the highest-level parent of the acquiring or successor company, to enter into an agreement naming Executive as the Chief Administrative Officer of the acquiring or successor company, or of the highest-level parent, as the case may be; or (B) Executive’s termination for Good Reason from the Company and any parent entity or termination without cause by the Company and any parent entity within eighteen (18) months of a Change in Control. Notwithstanding the foregoing, except with respect to a termination by Executive following a Change in Control, Executive’s resignation shall not be treated as a resignation for Good Reason unless (a) Executive notifies the Company (including any acquiring and/or successor company) in writing of a condition constituting Good Reason within thirty (30) days following Executive’s becoming aware of such condition; (b) the Company fails to remedy such condition within thirty (30) days following such written notice (the “Remedy Period”); and (c) Executive resigns within thirty (30) days following the expiration of the Remedy Period. Further, in the event that Executive resigns for Good Reason and within two years from such date accepts employment with the Company, any acquirer or successor to the Company’s business or any affiliate, parent, or subsidiary of either the Company or its successor, then Executive will forfeit any right to severance payments hereunder and will reimburse the Company for the full amount of such payments received by Executive within thirty (30) days of accepting such employment.”

2. Except as modified herein, all other terms of the Agreement shall remain in full force and effect. In the event of a conflict between the terms of the Agreement and this Amendment, the terms of this Amendment shall apply. No modification may be made to the Agreement or this Amendment except in writing and signed by both the Company and Executive.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed this 24th day of May, 2013, effective May 24, 2013.

EXECUTIVE	PINNACLE ENTERTAINMENT, INC.

/s/ Virginia E. Shanks	By:	/s/ John A. Godfrey
Virginia E. Shanks		John A. Godfrey, Executive Vice President, General Counsel and Secretary